Exhibit 99.1

January 9, 2008

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

FOR IMMEDIATE RELEASE

GCI Announces Wireless Agreements and Fiber Capacity Sales

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) (“GCI”) announced today that it reached an agreement with AT&T that provides for an orderly four-year transition of GCI’s wireless customers from the Dobson/AT&T network in Alaska to GCI’s soon-to-be-built, wireless facilities. AT&T acquired Dobson Communications, including its Alaska properties, on November 15, 2007.

The agreement, effective December 3, 2007, allows GCI’s current and future customers to use the AT&T wireless network for local access and roaming during the transition period. The four-year transition period, which expires June 30, 2012, provides GCI adequate time to replace the Dobson/AT&T network in Alaska with its own wireless facilities. GCI estimates it will spend approximately $100 million to construct wireless facilities throughout the terrestrially served portions of Alaska including the cities of Anchorage, Fairbanks, and Juneau. GCI expects that sixty percent of that amount will be expended in 2008 with the remainder spread about equally over the subsequent two years. GCI plans to construct both CDMA and GSM networks.

Under the agreement AT&T’s obligation to purchase network services from GCI will terminate as of July 1, 2008. AT&T will provide GCI with a large block of wireless network usage at no charge to facilitate the transition of GCI’s customers. GCI will pay for usage in excess of that base transitional amount. This grant of service may result in a non-cash gain to be recorded in GCI’s income.

“We are pleased to announce our new wireless strategy,” said Ron Duncan, GCI president and CEO.” “While our prior arrangements served us well, changing circumstances in the marketplace provided an opportunity for a new approach. We intend to immediately commence construction of our own statewide network.

“Dobson traffic accounted for approximately $25 million in revenue and $17 million in EBITDAS in 2007” said Duncan. “Based on our current GSM wireless subscribers, the arrangement we have negotiated allows us to shift EBITDAS from our carrier business to our wireless business. I anticipate that the transition of the AT&T Dobson traffic off of our network in 2008 and beyond will be margin neutral to the company. In the long run this arrangement gives us the opportunity to grow EBITDAS through our own wireless platform. We expect wireless to account for more than $50 million in annual EBITDAS within the next five years.

“Removing the Dobson revenues and EBITDAS from our carrier services will reduce our previous estimates for that business”, Duncan continued. “Going forward we expect carrier revenue and EBITDAS, exclusive of bulk capacity sales as announced today, to remain approximately constant at an amount equal to the 2007 levels reduced by the shifted Dobson amounts. GCI has signed a definitive agreement to acquire the remaining minority interest in Alaska Digitel for a total consideration of approximately $10 million. Following FCC approval of the change in control, GCI will own 100% of Alaska Digitel. Alaska Digitel will construct and operate the CDMA portion of GCI’s statewide wireless platform.

In light of its new wireless plans GCI issued revised capital expenditure guidance for 2008. GCI now anticipates total capital expenditures of $220 million in 2008 excluding amounts to be booked as a capital lease in conjunction with the launch of GCI’s replacement satellite facilities.

As part of its capital investment plan GCI will undertake a refinancing of its senior credit facility during the first half of 2008. GCI has posted a Company Update presentation with more details about its 2008 and five-year capital investment program, along with certain other financial information, on its website at www.gci.com.

GCI also announced sales of long-haul fiber capacity totaling more than $8.5 million. The sold capacity will be used to meet federal government bandwidth requirements for Alaska.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

Year ended December 31, 2007
Net income available to common shareholders earned from AT&T’s obligation to purchase network services	$9.4
Income tax expense	7.6
EBITDAS earned from AT&T’s obligation to purchase network services (Note 1)	$17.0

Note:

(1) EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Share-base Compensation Expense) is the sum of Net Income, Interest Expense, Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense before deducting Share-based Compensation Expense. EBITDAS is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDAS to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDAS is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDAS are used to estimate current or prospective enterprise value. EBITDAS does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDAS as presented herein may not be comparable to similarly titled measures reported by other companies.